Exhibit 5.1

April 17, 2026

Constellation Energy Generation, LLC

200 Energy Way

Kennett Square, Pennsylvania 19348

Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Constellation Energy Generation, LLC, a Pennsylvania limited liability company (the “Company”), and are rendering this opinion in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (the “Registration Statement”), relating to the registration under the Act of the Company’s $646,822,000 aggregate principal amount of 4.625% Senior Notes due 2029, $847,655,000 aggregate principal amount of 5.000% Senior Notes due 2031, and $795,179,000 aggregate principal amount of 3.750% Senior Notes due 2031 (collectively, the “New Notes”).

The New Notes are to be offered in exchange for the Company’s outstanding $646,822,000 aggregate principal amount of 4.625% Senior Notes due 2029, $847,655,000 aggregate principal amount of 5.000% Senior Notes due 2031, and $795,179,000 aggregate principal amount of 3.750% Senior Notes due 2031 that were previously issued and sold by the Company in offerings exempt from registration under the Act. The New Notes will be issued under an indenture, dated as of September 28, 2007 (the “Indenture”), between the Company and U.S. Bank National Association, which Indenture is governed by Pennsylvania law.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto, (ii) the Certificate of Organization of the Company and (iii) the Operating Agreement of the Company. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereafter set forth.

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that when (a) the Registration Statement has become effective under the Act and no stop order shall have been issued by the Commission relating thereto and (b) the New Notes have been duly and properly executed and authenticated in accordance with the Indenture and duly and properly issued and delivered by the Company in the manner contemplated in the Registration Statement, the New Notes will constitute valid and binding obligations of the Company.

Our opinion with respect to the validity and binding nature of the New Notes is subject to (a) applicable laws relating to bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium, or other similar laws affecting creditors’ rights and remedies generally, whether now or hereafter in effect, (b) the application and enforcement of general principles of equity, including, without limitation, principles of materiality, commercial reasonableness, laches, good faith and fair dealing (regardless of whether the application and enforcement of such principles is sought or considered in a proceeding in equity or at law), (c) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing, (d) the power of the courts to award damages in lieu of equitable remedies, and (e) securities laws and regulations and public policy underlying such laws and regulations with respect to rights of indemnification and contribution.

We express no opinion as to the law of any jurisdiction other than the Commonwealth of Pennsylvania and the federal laws of the United States.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement, and to the use therein of this firm’s name therein under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,

/s/ Ballard Spahr LLP